EXHIBIT 35.2

SERVICER'S CERTIFICATE OF COMPLIANCE

Re: Assessment of compliance for services provided pursuant to the Master Trust Deed dated March 14, 1998 and the Supplementary Terms Notice dated September 19, 2006 between, among others, St.George Bank Limited ABN 92 055 513 070, Crusade Management Limited ABN 90 072 715 916 (the “Manager”) and Perpetual Trustees Consolidated Limited ABN 42 000 001 007 (collectively, the “Agreements”).

The undersigned hereby certifies that:

1.	I, Gregory M. Bartlett, am an authorised officer of the Manager.
2.

A review of the Manager’s activities during the period from October 1, 2006 through September 30, 2007 (the “Reporting Period”), and of its performance under the Agreements has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Manager has fulfilled all of its obligations under the Agreements in all material respects throughout the Reporting Period.

Date: 17 December 2007

/s/ Gregory M. Bartlett

Gregory M. Bartlett

Director

Crusade Management Limited